Exhibit 4.1

AMENDMENT NO. 1 TO TAX BENEFIT PRESERVATION PLAN

This AMENDMENT NO. 1 (this “Amendment”) to that certain Tax Benefit Preservation Plan, dated as of May 8, 2020 (the “Plan”), by and between The New Home Company Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”), is effective this 29th day of March, 2021.  All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, pursuant to Section 26 of the Plan, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Plan in any respect without the approval of any holders of Rights or Common Stock of the Company;

WHEREAS, the Rights are currently redeemable pursuant to Section 23 of the Plan; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Plan as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.       Amendments.  The Plan is hereby amended as follows:

(a)	Final Expiration Date. The text of clause (i) of Section 7.1 of the Plan is hereby amended to read in its entirety as follows:

“the close of business on March 29, 2021 (the “Final Expiration Date”),”

(b)	Exhibits. Each reference to “May 7, 2021” on Exhibit B or Exhibit C of the Plan is hereby replaced with a reference to “March 29, 2021”.

(c)	Termination. The Plan is hereby amended by adding a new Section 37 thereof which shall read as follows:

“Section 37.  Termination.  Notwithstanding any provision of this Plan to the contrary, except for those provisions hereof that expressly survive the termination of this Plan, this Plan shall terminate and shall have no further force or effect as of the Final Expiration Date, and all Rights established hereunder shall automatically expire at such time.”

Section 2.        Counterparts.  This Amendment may be executed in any number of counterparts (including by PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 3.        Effectiveness; Certification. This Amendment shall be deemed effective as of March 29, 2021. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendment to the Plan set forth in this Amendment is in compliance with the terms of Section 26 of the Plan.  The Company hereby further directs that the Rights Agent execute this Amendment as required by Section 26 of the Plan.

Section 4.        Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 5.        Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.        Descriptive Headings.  The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

THE NEW HOME COMPANY INC.

By:	/s/ Miek Harbur
Name: Miek Harbur Title: Senior Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli Title: Executive Director